EXHIBIT 10
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                                                           EXECUTION COPY


                            SEPARATION AGREEMENT
                            --------------------

             SEPARATION AGREEMENT ("Agreement"), dated as of October 16, 2005 between Newell Rubbermaid Inc., a Delaware corporation (the "Company"), and Joseph Galli, Jr. ("Executive"), a citizen of the State of Maryland.

             WHEREAS Executive has resigned from all of his positions with the Company and its Board of Directors (the "Board") and any affiliate of the Company and its board (the "Resignation"); and

             WHEREAS the parties wish to document the terms and conditions pertaining to the Resignation;

             NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and Executive hereby agree as follows:

             Section 1.  RESIGNATION

             Executive hereby confirms his Resignation, effective as of October 16, 2005 (the "Resignation Date"), from all of his positions with the Company, the Board, any affiliate of the Company and all boards of directors of such affiliates, and agrees to execute and deliver any and all further documentation reasonably requested by the Company in order to evidence and effect the Resignation.

             Section 2.  SEPARATION PAYMENTS

             The Company shall pay Executive, subject to his compliance with Sections 3, 5, 6, 7, 10 and 12 hereof, the following amounts:

             (a)  CASH SEVERANCE

             Executive shall receive a total amount of cash equal to two times his annual rate of salary immediately prior to the Resignation Date (the "Cash Severance Amount"). The Company shall pay 25% of the Cash Severance Amount to Executive on the first day of the seventh month following the Resignation Date, and thereafter shall immediately commence payment of the remainder of the Cash Severance Amount in equal semi-monthly installments in accordance with the Company's payroll procedures, and each such installment payment shall equal 1/48 of the Cash Severance Amount, until the Cash Severance Amount has been paid out in full.







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             (b)  2005 BONUS

             Executive shall receive a 2005 annual bonus in an amount equal to 120.6% of his annual rate of salary immediately prior to the Resignation Date, to be payable on the eighth day following
   Executive's execution of this Agreement.

             (c)  STOCK OPTIONS AND RESTRICTED STOCK

             (i) Any options to purchase stock of the Company held by Executive immediately prior to the Resignation Date shall continue to vest in accordance with their normal vesting schedules, until three years after the Resignation Date, as if Executive had remained employed by the Company; provided that such options may only be exercised during calendar year 2008 and provided further that in the event of the occurrence of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance thereunder (a "Change in Control") prior to 2008, the options that would have become vested prior to the third anniversary of the Resignation Date (including those previously vested) shall only be exercisable on the date of the Change in Control. Any options that would have remained unvested on the third anniversary of the Resignation Date shall immediately be cancelled and shall be of no further force and effect.

             (ii) Restricted shares of stock of the Company held by Executive immediately prior to the Resignation Date shall continue to vest and become free of all restrictions in accordance with their normal vesting schedules, as if Executive had remained employed by the Company until the second anniversary of the Resignation Date; provided that any such restricted shares that would have vested prior to the second anniversary of the Resignation Date shall become fully vested upon a Change in Control that occurs prior to such second anniversary. Any additional restricted shares not becoming vested pursuant to the preceding sentence shall immediately be cancelled and shall be of no further force and effect.







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             (d)  BENEFITS

             (i) (A) Executive shall receive any and all benefits accrued under any deferred compensation or qualified or non-qualified pension plan in which he currently participates (other than any severance plan) in accordance with, and subject to, the terms thereof; provided that no such benefits shall be paid prior to the first date on which they would not be subject to the tax imposed by Section 409A of the Code; and provided further that Executive's benefits under the Company's SERP will be paid on the second anniversary of the Resignation Date if Executive complies with the Sections of this Agreement set forth in the beginning of
        Section 2 hereof through December 31, 2006.

                  (B) Executive shall receive, in addition, $775,000, payable on the eighth day following Executive's execution of this Agreement, as an additional retirement benefit.

             (ii) For 24 months after the Resignation Date, Executive and his spouse and eligible dependents shall continue to be covered by medical reimbursement plans in which he participated immediately prior to the Resignation Date, as if he had continued to be an active employee of the Company, and the Company shall continue to pay the costs of such coverage under such plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such plans is not possible under the terms thereof, the Company shall provide substantially identical benefits or, at Executive's election, reimburse Executive for his cost of obtaining comparable coverage from a third party insurer. Such coverage shall cease if and when Executive obtains employment with another employer during such 24-month period and becomes eligible for medical coverage provided by his new employer. If at the end of such 24-month period, Executive or his spouse or eligible dependents are covered under any plan that is a group health plan as defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 ("COBRA"), the last day of the 24-month period shall be considered a "qualifying event" as such term is defined in COBRA, Executive and his spouse and eligible dependents shall be eligible for continued benefits pursuant to COBRA, and Executive shall be responsible for paying the full cost of such coverage.

             (iii) Executive shall be entitled to payment for any accrued but unused vacation in accordance with the Company's policy in effect on the Resignation Date. Executive shall not be entitled to receive any payments or other compensation attributable to vacation he would have earned had his employment continued thereafter, and Executive waives any right to receive such compensation.







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             (iv) The Company shall reimburse Executive for up to
        $100,000 in outplacement expenses, upon submission by Executive of documentation of such outplacement expenses.

             (v) Executive shall be entitled to reimbursement for reasonable business and fringe benefit expenses incurred by him prior to the Resignation Date in accordance with Company policy in effect on the Resignation Date; however, Executive shall not be entitled to reimbursement for fringe benefit expenses incurred after the Resignation Date, such as dues and expenses related to club memberships, automobile telephones, expenses for professional services and other similar perquisites, nor shall Executive have use of Company aircraft after the Resignation Date.

             (vi) The Company shall, on the eighth day following Executive's execution of this Agreement, cause Executive to become the owner of the Company car, mobile phone and computer (after removal of any Company-related information) that he currently has use of.

             Section 3.  CONFIDENTIALITY, NON-COMPETITION AND NO-RAIDING

             (a)  EXECUTIVE ACKNOWLEDGES AND AGREES THAT:

             (i) he has been employed by the Company as its Chief Executive Officer ("CEO") and has been a member of the Company's Board of Directors, and that, in his capacity as CEO, Executive was responsible for overseeing and managing all of the Company's domestic and international operations, and was entrusted with and has had access to the unique, confidential and secret proprietary business information and trade secrets, including but not limited to the Company's business priorities and strategic plans, information about customer relationships and the Company's personnel, financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company), secret and confidential plans for and information about new products or existing products, and initiatives to address the Company's competition;

             (ii) the Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage which will not be compensable through money damages if Executive should enter into a Competitive Business (as hereinafter defined), or if Executive should divulge secret and confidential information of the Company acquired by Executive in the course of his employment with the Company and service on its Board of Directors;

             (iii) the provisions of this Agreement are reasonable and necessary for the protection of Trade Secret (as hereinafter







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        defined) information and the business of the Company and its subsidiaries, affiliates, divisions and parent companies, and the stability of their workforces.

             (b) TRADE SECRETS AND CONFIDENTIALITY: Executive agrees that he will not, at any time, so long as the pertinent information remains as a Trade Secret, directly or indirectly use, divulge, disclose or disseminate to or on behalf of any other person, organization or entity, or on his own behalf, or otherwise employ any Trade Secrets of the Company, its subsidiaries, affiliates, divisions or parent companies, without the Company's advance and express written consent.

             (c) NON-COMPETITION AND NON-RAIDING OF EMPLOYEES. Between the date hereof and the second anniversary of the Resignation Date, Executive shall not, directly or indirectly, (i) render Competitive Services (as hereinafter defined) to any Competitive Business; (ii) enter into the employ of or render any services, in any executive, managerial, sales, financial or strategic planning capacity, to any Competitive Business; (iii) engage in any Competitive Business of the Executive's own; (iv) solicit, induce, recruit, entice or cause anyone, or assist any other person, firm, business, entity or corporation in soliciting, inducing, recruiting, enticing or causing anyone, to leave the employ of the Company, its subsidiaries, affiliates or divisions, or (v) hire or employ any person employed by the Company, its subsidiaries, affiliates or divisions as of the Resignation Date, on behalf of himself or any other person, firm, business, entity or corporation, provided, however, that the provisions of subparagraphs (iv) and (v) do not apply to those persons last employed by the Company in clerical or secretarial positions or to those persons who have ceased to be employed by the Company and its subsidiaries and affiliates more than six months before the occurrence of any activity otherwise prohibited by subparagraphs (iv) or (v).

             (d) DEFINITIONS. As used in this Agreement, (i) "Competitive Services" means any and all services of the type that Executive provided to or on behalf of the Company during the last twenty-four (24) months of his employment with the Company, or services that would reasonably be expected to relate to or make use of any of the Company's Trade Secret information; (ii) "Competitive Products" means any product that is substantially similar to, is the functional equivalent of, or is intended to compete with, replace, or displace any product or line of products developed, produced, manufactured, marketed, branded or sold by the Company or its subsidiaries or affiliates during Executive's last twenty-four (24) months of employment with the Company, or which were planned or developed in whole or in part by the Company or its subsidiaries or affiliates, and of which Executive was aware, during such period; provided that after the first anniversary of the Resignation Date, "Competitive Products" shall be limited to any product that is substantially similar to, is the functional equivalent of, or is







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   intended to compete with, replace, or displace any product or line of products developed, produced, manufactured, marketed, branded or sold by the Company or its subsidiaries or affiliates under the Irwin or Lenox brand or in its Sanford Brands Group; (iii) "Trade Secrets" include all information as defined as trade secrets to the fullest extent by the Maryland Trade Secrets Act, as amended; and
   (iv) "Competitive Business" means any person, firm, business, entity or corporation that manufactures or offers for sale, or has plans or intentions to manufacturer or offer for sale, Competitive Products in the United States and Canada.

             (e) REASONABLENESS. Executive hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity of the protection of the Trade Secrets and business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any of the restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce it as modified.

             (f)  INJUNCTIVE AND OTHER RELIEF; SEPARABILITY OF REMEDY:
   Executive recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company's Trade Secret information and its business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, Executive agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of this Section 3, the Company shall be entitled to preliminary injunctive relief against Executive and any other relief as may be awarded by a court having jurisdiction of the dispute. In the event of a breach of the provisions of Sections 3, 5, 6, 7, 10 and 12 hereof by Executive, the Company shall further have the right to cease making any payments, or providing other benefits or consideration, under Section 2 to Executive, and all stock options and unvested restricted stock awards as of the date of such breach shall be forfeited by Executive. Each of these rights and remedies enumerated in this Section 3 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

             Section 4. SETOFF. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 2(d).

             Section 5. NONDISPARAGEMENT. Executive agrees to act in a professional manner and not make any disparaging or negative







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   statements regarding the Company, its subsidiaries, affiliates, divisions or parent companies or their officers, directors or executives, including any such statements about the prospects of the Company, its affiliates, subsidiaries or divisions. The Company agrees not to make any disparaging or negative statements regarding Executive.

             Section 6. ONGOING ASSISTANCE. Between the date hereof and the second anniversary of the Resignation Date, Executive shall, upon reasonable notice, advise and assist the Company in preparing such operational, financial or other reports or filings as the Company may reasonably request, and to respond to inquiries concerning the operations, finances and business of the Company and otherwise cooperate with the Company and its affiliates as the Company shall reasonably request. Executive also agrees to cooperate with the Company at the Company's request in prosecuting or defending against any litigation, complaints or claims against or involving the Company or any of its subsidiaries, affiliates, divisions or parent companies at any time in the future, including but not limited to providing truthful information to the Company or truthful testimony in appropriate circumstances. The Company shall pay Executive's necessary travel costs and expenses in the event it requires Executive to assist it under this paragraph.

             Section 7. RELEASE. As a material inducement to the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its successors, assigns, agents, directors, officers, executives, representatives, subsidiaries, divisions, parent corporations and affiliates, and all other persons acting by, through or in concert with any of them (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, actions, damages, expenses (including attorneys' fees and costs actually incurred), or any rights of any and every kind or nature, accrued or unaccrued, known or unknown, which Executive has or claims to have arising out of facts and circumstances which have occurred or existed prior to, or which are occurring and do exist as of, the date of Executive's execution of this Agreement against each or any of the Releasees. This release (the "Release") pertains to but is in no way limited to all matters relating to or arising out of Executive's employment and the cessation of his employment by the Company and all claims for severance benefits or other payments which are not express obligations of the Company under this Agreement, or otherwise. The Release further pertains to, but is in no way limited to, rights and claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act, as amended, the Americans With Disabilities Act, the Family Medical Leave Act, and all other state, local or municipal fair employment and discrimination laws, and all claims under common law, whether based in tort or contract, law or equity.







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             This Agreement, however, is not intended to and does not
   interfere with the Equal Employment Opportunity Commission's right to enforce anti-discrimination laws or to seek relief that will benefit the public and any victim of unlawful employment practices who have not waived their claims. Therefore, by signing this Agreement, Executive waives any right to personally recover against the Company, but Executive is not prevented from filing a charge with, or testifying, assisting, or participating in any proceeding brought by the EEOC, concerning an alleged discriminatory practice of the Company.

             Section 8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Executive and upon Executive's heirs, administrators, representatives, executors and successors and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors, and assigns. No interest of Executive, his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution thereunder, shall be subject to any sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind.

             Section 9. BINDING EFFECT; REVOCATION; MODIFICATION. The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions relating to Executive's resignation, that this Agreement supersedes all prior agreements and understandings (oral or written) between Executive and the Releasees relating to Executive's employment, termination of employment, or otherwise, including but not limited to the Employment Security Agreement between the parties dated as of November 10, 2004 (the "ESA"), that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties. Executive further represents that Executive has had the opportunity and time to consult with legal counsel and other personal or financial advisors of his own choosing concerning the provisions of this Agreement and that Executive has been given twenty-one (21) days within which to execute this Agreement and seven (7) days following that execution to revoke this Agreement. To be effective, any such revocation must be in writing and actually delivered no later than the close of business on the 7th day following Executive's execution of this Agreement to the office of the Company's General Counsel. No obligation upon the Company set forth herein shall be effective, and no payment or other benefit shall be required to be made or provide to Executive hereunder, any earlier than the 8th day following Executive's execution of this Agreement. This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement of the modification is sought.







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             Section 10.  GOVERNING LAW; VENUE.  The validity,
   construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Maryland, without regard to its conflicts of laws rules. Executive and the Company agree that any action relating to this Agreement may be commenced and maintained only in the state or federal courts sitting in Maryland, and to exclusive venue in Maryland.

             Section 11. WAIVER; SEVERABILITY. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provisions or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

             Section 12. RETURN OF PROPERTY TO THE COMPANY. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories or by other means, made or compiled by Executive or made available to Executive relating to the Company or its affiliates or its business, are and shall remain the property of the Company, and either have been or shall be delivered to the Company promptly upon the execution of this Agreement.

             Section 13. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

             Section 14. COUNTERPARTS. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.







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             IN WITNESS WHEREOF, the parties hereto have executed this
   Agreement on the date appearing next to their signatures.

                                      Newell Rubbermaid Inc.



   Date:  November 22, 2005           By  /s/ Dale L. Matschullat
                                          -------------------------------
                                      Name:   Dale L. Matschullat
                                      Title:  Vice President -
                                                General Counsel




   Date:   November 22, 2005          /s/ Joseph Galli, Jr.
                                      -----------------------------------
                                      Joseph Galli, Jr.